EXHIBIT 99.1
PSB Group, Inc. Announces First-Quarter Financial Results
     Madison Heights, MI. April 24, 2009 – PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today reported a net operating loss of $1.778 million or $0.51 per average outstanding share for the three months ended March 31, 2009, compared with a net operating loss of $1.503 million or $0.49 per average outstanding share for the first quarter of 2008.
     Total assets at March 31, 2009 were $480.594 million, compared to $460.516 million at December 31, 2008 and $486.529 million at March 31, 2008. Total loans were $369.799 million as of March 31, 2009, compared to $374.809 million at December 31, 2008 and $383.074 million at March 31, 2008. Total deposits were $434.343 million as of March 31, 2009, compared to $412.442 million at December 31, 2008 and $425.469 million at March 31, 2008.
     Michael J. Tierney, President and CEO commented, “The Southeast Michigan economy continued to struggle in the first quarter. As a result, we continue to operate with caution. Our provision for loan losses for the quarter was $2.217 million as compared to $2.063 in the first quarter of 2008 and $3.99 million for the fourth quarter of 2008. This allowed us to further build the loan loss reserve to 2.10% of outstanding loans or $7.769 million at March 31, 2009. This compares with a reserve of 1.90% or $7.116 million dollars at December 31, 2008. We feel this reserve level is required, given the challenges our customers continue to experience. We have prepared ourselves, in the event the economic recovery takes longer than expected.”
     Asset growth in the quarter was conservatively centered in securities, as loan opportunities which fit our credit criteria were scarce. Total securities stood at $70.383 million at March 31, 2009. Peoples State Bank continues to experience favorable deposit growth and was able to increase the number of accounts in all major deposit product categories. The net interest margin for the quarter ending March 31, 2009 stood at 3.80%. This compares to a net interest margin of 3.98% for the fourth quarter of 2008. The high level of non-performing loans had a negative impact on our margin. PSB continues to maintain a strong margin through a combination of pricing discipline and product mix.
     Non-interest income for the quarter was $1.197 million as compared to $.937 million for the quarter ended December 31, 2008. The gain for the quarter was centered on a gain on sales of securities and strong fee income from mortgage originations. Commercial loan fees continue to be soft due to lower lending volumes and commercial loan portfolio contraction. Fees on deposit accounts remain very solid.
     Non-interest expenses were controlled for the quarter. PSB reduced headcount approximately 10% during the quarter. As a result, salary and benefit expenses experienced a decline for the fifth straight quarter. The freeze on merit increases for all employees continues in 2009. We have suspended the 401(k) match for employees for the balance of 2009. While salary and benefit expenses have been reduced over 18% from the first quarter of 2008, we continue to ensure our customers receive the same great service that has been the hallmark of Peoples State Bank. During the quarter, the Bank also had to account for higher FDIC expenses due to rate increases assessed to the financial community as a whole. Occupancy costs of $.771 million for the quarter reflect a 16% reduction over the comparable quarter in

2008 and are expected to continue. Finally, other real estate owned expenses of $.520 million reflect a 59% reduction over the comparable quarter in 2009. While the economy and business conditions may impact future results, a significant reduction in this expense is expected over the 2008 full year results. In summary, Mr. Tierney concluded his comments by saying, “As Peoples State Bank celebrates its 100 years of service to the Southeast Michigan community during 2009, we remain proud of our tradition of service and dedication to customer satisfaction that we have built.”
     Except for the historical information contained herein, the matters discussed in the Release may be deemed forward-looking statements that involve risk and uncertainties. Words or phrases “will likely result”, “are expected to”, “expect”, “is anticipated”, “estimate”, “project”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ, include, but are not limited to, fluctuations in interest rates, changes in economic conditions of the bank’s market area, changes in policies by regulatory agencies, the acceptance of new products, the impact of competitive products and pricing and the other risks detailed from time to time in the Bank’s and Corporation’s reports. These forward-looking statements represent the Corporation’s judgment as of the date of this report. The Corporation disclaims, however, any intent or obligation to update these forward-looking statements.
     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 11 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

Contact:	David A. Wilson Senior Vice President & CFO (248) 548-2900